January 28, 2008

Liping Deng, CEO
China Agri-Business, Inc.
Finance Plaza, 9th Floor
Hi-Tech Road No. 42
Hi-Tech Industrial Development Zone
Xi’An, Shaanxi
China

c/o Jeffrey A. Rinde, Esq.
Hodgson Russ LLP

CONFIDENTIAL
Re:  Business Advisory Agreement

Dear Mr. Deng :

This letter confirms our mutual understanding and agreement (“Agreement”) relating to the business advisory fees (“Fees”) payable to Legend Merchant Group, Inc. (“Legend”), China Agri-Business, Inc. (“Company”), a Maryland corporation, for Legend’s business advisory services rendered in connection with any equity and/or debt investment, merger, acquisition, partnership, joint venture, investment, strategic alliance or any other business combination (any such transaction is referred to herein as a “Transaction”), entered into by the Company with a business entity and/or individual ( “Entity”) that was introduced to the Company by Legend.

Legend hereby agrees to provide such business advisory services to the Company on a “best efforts, basis for a term (“Term”) of 6 months in accordance with the terms and conditions of this Agreement.  Legend makes no assurances that the provision of its business advisory services hereunder will be beneficial to the Company under any circumstances.

It is further understood and agreed by the parties hereto that the Company is entering into this Agreement for the purpose of inducing Legend to provide business advisory services in connection with the Company’s business interests with investment banking firms, venture firms, hedge funds, brokerage firms, investors, financiers, buyers and/or sellers who may participate in a Transaction with the Company. During the period of the contract Legend will perform a continuous due diligence process which will include visiting Company management, and visiting the Company.  While Legend represents and warrants using its best efforts to provide business advisory services, it is specifically understood that no assurances can be made as to the benefit to the Company of such services.

NEW YORK • SAN FRANCISCO • FLORIDA
Member NASD • NFA • ARCAEx • PCX • SPIC

Now, therefore, in consideration of the mutual promises and covenants made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:

1.  The Company shall pay to Legend the business advisory Fees related to its business advisory services upon the Company consummating a Transaction during the Term of this Agreement or within 18 months after the date of the termination of this Agreement with an Entity introduced by Legend to the Company during the term of this Agreement.  The Company acknowledges that during the Term of this Agreement and the eighteen months that follow, the Company shall have an affirmative obligation to promptly notify Legend when and if it is formally negotiating with an Entity, entering into a Letter of Intent with an Entity and/or consummating a Transaction with an Entity.

2.  Legend shall be deemed to have introduced the Entity to the Company if (a) the Company has no prior knowledge of the interest by the Entity in the proposed Transaction and/or (b) Legend provides an introduction to a representative of such Entity who is in a position to evaluate the Transaction and whose normal function is to recommend or commit to such Transactions on behalf of such Entity.

3.  In the event of any equity and/or debt investment, and although not the primary basis intended with this Agreement; a merger, acquisition, partnership, joint venture or other business combination by and between the Company and the Entity, in which Legend was instrumental in introducing to the Company, the Company shall pay to Legend the business advisory Fees as set forth in the formula appended hereto as Schedule I.  The Fees shall be paid in cash and shall be due and owing on the date and at the time the Transaction is first consummated.  In addition to the foregoing Fees, the Company also agrees to issue to Legend a five-year option (“Option”) sufficient to purchase the number of shares of common stock of the Company that equal eight percent (8%) of the securities issued and sold on behalf of the Company in a Transaction and/or to an Entity.  The exercise price of the Option shall be the per share price of the securities issued and sold on behalf of the Company in a Transaction and/or to an Entity.  The Option will participate in all forward and reverse stock splits and stock dividends or any readjustment to the shares outstanding.

4.  Legend agrees that it will use its best efforts to assist the Company with its business advisory services.  However, Legend is not an agent of the Company.  Rather, Legend is an independent contractor and business advisor who is doing business with the Company as exclusive, independent business advisor.  Both the Company and Legend recognize and acknowledge that Legend has no authority to execute any agreements on behalf of the Company.

NEW YORK • SAN FRANCISCO • FLORIDA
Member NASD • NFA • ARCAEx • PCX • SPIC

5.  If the Company was aware of an Entity from a source other than Legend prior to the date that Legend provides an introduction or otherwise makes the Company aware of the Entity’s interest, the Company must provide Legend with evidence of this fact within 15 business days.  If the Company does not provide such evidence within this time period, the Company will be deemed to have expressly waived any objection it has to paying Legend the business advisory Fees in accordance with this Agreement.  If, however, the Company does provide such evidence within the time specified, the Company will have no obligation to Legend to pay the business advisory Fees with respect to the introduction of that particular Entity.

6.  In consideration of such financial advisory services, the Company agrees to pay Legend Merchant Group, Inc a non-refundable and non-accountable retainer of $25,000, which shall be payable at the closing and from the gross proceeds of the initial Transaction.  In addition, as and for additional consideration and as a material inducement for Legend to enter into this agreement, the Company agrees to issue to Legend or its designee(s), upon execution and delivery of this Agreement, an option to purchase 100,000 shares of restricted common stock of the Company at an exercise price equal to the per share price of the Common Shares, as defined and determined in accordance with the Term Sheet dated December 25, 2007 and attached hereto as Exhibit A.  The common stock will have anti-dilution for stock splits and other similar transactions.  The foregoing compensation shall be in addition to any other compensation and reimbursement of expenses described herein.

7.    The company shall give Legend a right of first refusal to any financing for a period of one year from the date of this agreement.

8.  Either party hereto may terminate this Agreement at any time upon 30 days written notice, without any liability or continuing obligation, except that the termination of this Agreement shall not affect the business advisory Fees payable to Legend as provided in paragraph 1 herein.

9.  Any controversy, dispute or claim between the parties relating to this Agreement shall be resolved by binding arbitration in accordance with the rules of the American Arbitration Association.  If either party to this Agreement shall bring a complaint against the other party for relief, declaratory or otherwise, arising out of this Agreement, the prevailing party shall be entitled to recover its legal, accounting and related costs and expenses as may be determined.

10.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.  This Agreement is the sole and entire agreement between the parties hereto pertaining to its subject matter and supersedes all prior oral and written agreements, representations and understandings of the parties hereto.  No modifications of the Agreement shall be binding unless agreed to in writing by the parties hereto.  This Agreement shall be binding on and inure to the benefit of the successors and assigns of the parties hereto provided that neither this Agreement nor any of Legend's rights hereunder may be assigned by Legend without the prior written consent of the Company.

NEW YORK • SAN FRANCISCO • FLORIDA
Member NASD • NFA • ARCAEx • PCX • SPIC

Best regards,
David W. Unsworth Jr.
CEO/Chairman
LEGEND MERCHANT GROUP, INC

By:		Dated: January 28, 2008
David W. Unsworth Jr.
CEO

AGREED AND ACCEPTED:

China Agri-Business, Inc.

By:	/s/ Liping Deng

Liping Deng, CEO

NEW YORK • SAN FRANCISCO • FLORIDA
Member NASD • NFA • ARCAEx • PCX • SPIC

Exhibit A
CHINA AGRI-BUSINESS, INC.
TERM SHEET

Issuer	China Agri-Business, Inc. (the “Company”) Finance Plaza, 9th Floor Hi-Tech Road No. 42 Hi-Tech Industrial Development Zone Xi’An, Shaanxi, China
Investors	______ (collectively, the “Investors”).
Securities offered
An aggregate of $4,000,000 of units (the “Units”), each unit consisting of (i) a convertible promissory note (the “Note”) in the principal amount of $25,000, and (ii) ____ shares of Common Stock to be calculated on a pre-offering valuation of US$10,000,000, par value $0.001 per share (the “Common Shares”).” The Notes and the Shares may hereinafter be referred to collectively as the “Securities.”

Purchase Price	$25,000 per Unit (the “Unit Purchase Price”)
Closing Date	On one or more dates on or prior to January __, 2007.
Notes
(i) Conversion: Each Note shall be convertible into shares of the Company's Common Stock at any time, and from time to time, at the Conversion Price at the election of a holder thereof in respect to its holdings.

(ii)  Conversion Price (per share): $___ per share to be calculated on a pre-offering valuation of US $16,000,000,  subject to adjustment.

(iv)  Maturity: The entire principal amount of the Notes and all accrued and unpaid interest thereon shall be due and payable on two (2) year anniversary of the relevant Closing Date (the “Maturity Date”).

(iv)  Prepayment: Subject to the effectiveness of the Registration Statement (as defined herein), the Company shall have the option to pre-pay the Notes at 110% of the principal amount then outstanding upon sixty (60) days prior written notice. During such notice period the holder of the Notes shall have the right to convert any portion thereof.

 (v)  Interest: 1% per annum payable annually, in cash upon each anniversary date of the Closing Date; late fee of 15% per annum.

Anything to the contrary notwithstanding, in the event the principal amount of the Notes are not paid in full prior to the Maturity Date the Investors shall be entitled to interest of 8% per annum from the Closing Date.

(vi)  Ownership Limitation: Each Note will include a provision that limits each Investor's ownership of the Company's Common Stock at any time to no more than 4.9% of the Company's issued and outstanding Common Stock.

(vii)  Anti-dilution Provisions: Anti-dilution protection for stock splits, combinations and dividends.

Registration rights
Within thirty (30) business days of the Closing Date (the “Filing Date”), the Company will file a registration statement with the SEC (the “Registration Statement”) covering the resale of (i) the Common Shares, and (ii) the Common Stock underlying the Notes (collectively (i) and (ii), the “Registrable Securities”). The Company will use its best efforts to cause the Registration Statement to be declared effective within ninety (90) calendar days from the Filing Date, or, if reviewed by the SEC, within one hundred twenty (120) calendar days after the Filing Date.  The Company will use its best efforts to keep the Registration Statement continuously effective until two (2) years after the first Closing Date, subject to normal and customary blackout periods.

The Company will be required to pay liquidated damages (payable in cash in arrears at the end of each month during which a registration default occurs and is continuing) to the holders of the Common Shares, the Notes or the Common Stock issued upon conversion of the Notes if (i) the Company fails to file the Registration Statement within thirty (30) business days from the Closing Date, (ii) the SEC does not declare the Registration Statement effective within ninety (90) days of the Filing Date (or one twenty eighty (120) days in the event of a review by the SEC) (the “Effectiveness Date”), (iii) the Company fails to request acceleration of effectiveness within five (5) business days of a notice of no further review from the SEC, (iv) the Company fails to respond to the SEC within ten (10) business days of receipt by the Company of any comments on the Registration Statement, or (v) after it has been declared effective, the Registration Statement ceases to be effective or available or if the Company suspends the use of the prospectus forming a part of the Registration Statement (A) for more than thirty (30) days in any period of 365 consecutive days if the Company suspends in reliance on its ability to do so due to the existence of a development that, in the good faith discretion of its board of directors, makes it appropriate to so suspend or which renders the Company unable to comply with SEC requirements, or (B) for more than sixty (60) days in any period of 365 consecutive days for any reason.  The liquidated damages will accumulate at the rate of one and one-half percent (1.5%) of the purchase price paid by the Investors for the Securities offered for each thirty (30) day period during which a registration default is continuing.

The Company will not permit any other securities to be included in the Registration Statement; provided, however, that, subject to the terms and conditions hereof, any shares underlying warrants issued to placement agents engaged in connection herewith shall be eligible to be included therein.

Notwithstanding anything to the contrary stated herein, the Company shall be entitled to limit the Registrable Securities to the extent necessary to avoid any issues arising from the recent interpretations by the SEC of Rule 415 of the Securities Act of 1933, as amended.

Placement Agent Fees
Placement Agent commissions of eight percent (8%) of the amount of the Private Placement in cash and eight percent (8%) in Warrant coverage, to be determined based on the number of shares issuable by dividing the gross proceeds of the Private Placement by the purchase price of the Units offered in the Private Placement (the “Placement Agent’s Warrants”).  The Placement Agent’s Warrants shall have the same term and shall have an exercise price of one hundred percent (100%) of the Exercise Price, subject to anti-dilution adjustment.

Closing Conditions
The Closing shall be conditioned upon:

(i)   The absence of any material adverse change in the business, condition, assets, operations or prospects of the Company;

(ii)   Receipt by both parties of all required consents to consummate the Offering;

(iii)  The satisfactory completion of all documents by the Investor prior to the Closing Date;

(iv)  Satisfactory due diligence review by both parties;

(v)   Other standard and customary closing conditions for transactions of this type.

Use of Proceeds	The net proceeds from this Offering will be used for expenses incurred in connection with Offering and the Registration Statement and for general working capital purposes.
Confidentiality
Except as to the extent required by law, each of the parties agrees that it will not disclose, and will not include in any public announcement, the name of the other party, unless expressly agreed to by the other party or unless and until such disclosure is required by law or applicable regulation, and then only to the extent agreed to or required.

Exclusivity
Prior to the earlier of: (i) the closing of the transaction contemplated by this term sheet, and (ii) 30 days, the Company shall not solicit, discuss or enter into any proposal, agreement, commitment or obligation relating to a financing with any person or entity.

Governing Law and Jurisdiction	New York Law; New York Courts

It is expressly understood that no liability or obligation of any nature whatsoever is intended to be created by this Term Sheet between the parties signing below. However, this Term Sheet does evidence the good faith intention of the parties signing below to proceed with the proposed transaction on the conditions and terms described above.

The foregoing terms and conditions are acceptable to the parties signing below as a basis for proceeding with the work that must be completed before the transaction described in this Term Sheet be consummated.

Executed as of December __, 2007.

CHINA AGRI-BUSINESS, INC. By: ____________________ [Name] [Title] Date:__________________	[____________________] By: ______________________ [Name] [Title] Date: _________________

Schedule I

The amount of the business advisory Fees that the Company shall pay to Legend in connection with a Transaction in which the Company was introduced by Legend shall be determined as follows:

•	Eight percent of the Gross Aggregate Consideration less than $5 million; plus

•	Six percent of the Gross Aggregate Consideration over $5 million to $10 million; plus

•	Four percent of the Gross Aggregate Consideration over $10 million to $20 million; plus

•	Two percent of the Gross Aggregate Consideration over $20 million.

NEW YORK • SAN FRANCISCO • FLORIDA
Member NASD • NFA • ARCAEx • PCX • SPIC